Exhibit 10.43

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 406 OF THE SECURITIES ACT OF 1933, AS AMENDED.

FIRST AMENDMENT TO LICENSE AGREEMENT FOR [*]/SMALL MOLECULE,

AND [*] PROTEIN TECHNOLOGIES

THIS FIRST AMENDMENT TO THE LICENSE AGREEMENT FOR [*]/SMALL MOLECULE, AND [*] PROTEIN TECHNOLOGIES (the “Amendment”) is made and entered into effective as of December 22nd, 2003 (the “Amendment Effective Date”), by and between RENOVIS, INC., a Delaware corporation (“Renovis”) having its place of business at Two Corporate Drive, South San Francisco, CA 94080, and THE REGENTS OF THE UNIVERSITY OF CALIFORNIA, a California corporation (“The Regents”) having its statewide administrative offices at 1111 Franklin Street, 12 Floor, Oakland, California 94607-5200. Renovis and The Regents may be referred to herein as a “Party” or, collectively, as “Parties”.

RECITALS

A. Renovis and The Regents entered into a license agreement entitled “License Agreement for [*]/Small Molecule, and [*] Protein Technologies” (the “Agreement”) effective November 25, 2002, pursuant to which The Regents granted to Renovis a license under Patent Rights to make, have made, use, sell, offer to sell and import Patent Products, and to use and practice the Licensed Methods and Patent Rights (including for purposes of identifying, creating, discovering, developing and commercializing Identified Products) in accordance with the terms and conditions of the Agreement.

B. The Parties desire to amend the terms of the Agreement as provided in this Amendment to (i) provide Renovis’ Sublicensee(s) with certain rights to further sublicense under the Agreement; and (ii) to allow for assignment and non-termination of sublicenses in the event of expiration or termination of the Agreement.

NOW, THEREFORE, the Parties agree as follows:

1.	AMENDMENT OF THE AGREEMENT

The Parties hereby agree to amend the terms of the Agreement as provided below, effective as of the Amendment Effective Date. To the extent that the Agreement is explicitly amended by this Amendment, the terms of the Amendment will control where the terms of the Agreement are contrary to or conflict with the following provisions. Where the Agreement is not explicitly amended, the terms of the Agreement will remain in force. Capitalized terms used in this Amendment that are not otherwise defined herein shall have the same meanings as such terms are defined in the Agreement.

1.1 Amendment of Section 3.3 of the Agreement. The following is added to the bottom of Section 3.3 of the Agreement:

“Notwithstanding the above, upon any expiration or termination of this Agreement for any reason, all sublicensed rights conveyed to the Collaborative Partner, its Further Sublicensees and Additional Further Sublicensees that have been granted pursuant to Section 3.4 of this Agreement will remain in effect and will be assumed by The Regents as binding obligations provided that (a) the Collaborative Partner is not in breach of its sublicense at the time of expiration or termination of this Agreement; (b) all of the terms of this Agreement are agreed to

1.

fully in writing by the Collaborative Partner; and (c) the Collaborative Partner acquires no rights from or obligations on the part of The Regents other than those that are specifically granted under this Agreement and the Collaborative Partner assumes all liability and obligations to The Regents required of Licensee by this Agreement with respect to The Regents’ sublicensed rights, including past due obligations existing at the time of assignment of this Agreement by Licensee. If the Collaborative Partner fails to meet the above provisions described in this Section 3.3(a – c) then The Regents may terminate its sublicense, in accordance with Article 18 (Termination by The Regents). The Regents will not be bound to perform any duties or obligations set forth in any sublicense to the Collaborative Partner that extend beyond the duties and obligations of The Regents set forth in this Agreement, and the Licensee’s obligations to The Regents hereunder will be binding upon the Collaborative Partner. Notwithstanding the above, in the event that the sublicense granted to the Collaborative Partner under this Agreement terminates or expires while this Agreement remains in effect, all Further Sublicenses and Additional Further Sublicenses shall automatically terminate or expire, as appropriate.”

1.2 Addition of Section 3.4 to the Agreement. Section 3.4 is added to the Agreement:

“3.4 As of December, 2003, Licensee is in negotiations with one or more third parties (each a “Potential Collaborative Partner”) to develop and commercialize Licensed Products. Licensee acknowledges that it will only enter into one partnership with one of the Potential Collaborative Partners with whom it is currently negotiating. Upon selection by Licensee of the Potential Collaborative Partner with whom Licensee will enter into a partnership, herein after the “Collaborative Partner”, The Regents grants to Licensee the right to sublicense to the Collaborative Partner the rights granted to Licensee hereunder. Under the terms of the sublicense with the Collaborative Partner, the Collaborative Partner shall have the limited right (as described below) to grant three (3) further sublicenses (“Further Sublicenses”) to the Collaborative Partner’s affiliated companies and/or other third parties (each, a “Further Sublicensee”), for each Licensed Product. Each Further Sublicensee shall also have the limited right to grant three (3) additional further sublicenses (“Additional Further Sublicenses”) to an affiliated company and/or other third party for each Licensed Product (each an “Additional Further Sublicensee”). In each case the term “affiliated company” shall have the same definition as Affiliate in Section 1.1 of this Agreement, with the appropriate sublicensee substituted for Licensee in the definition. The Further Sublicenses and Additional Further Sublicenses may only be granted to the extent that the Collaborative Partner or Further Sublicensee deems that they are reasonably needed for the development and commercialization of Licensed Products and the maximization of sales in accordance with this Agreement. The Collaborative Partner and each permitted Further Sublicensee and Additional Further Sublicensee shall be subject to a written sublicense agreement that shall be consistent with and not in violation of all of the applicable terms, conditions, obligations, restrictions and other covenants of this Agreement that protect or benefit The Regents’ (and, if applicable, the U.S. Government’s and other sponsors’) rights and interests. Licensee shall attach a copy of this Agreement to each sublicense issued under this Section 3.4 and shall specify in the sublicense that the sublicensee must comply with the terms of the Agreement. Licensee may redact the following information from the Agreement, should it wish to do so: License Issue Fee, License Maintenance Fee, Minimum Royalties, Equity, and the Patent Rights not included in the sublicense. Licensee covenants that it shall require appropriate audited and auditable reporting from the Collaborative Partner, its

2.

Further Sublicensees and Additional Further Sublicensees to establish all amounts owed hereunder, and shall make such reports available to The Regents. Licensee shall require Collaborative Partner to submit to Licensee progress reports and audited financial reports consistent with the Agreement, and Collaborative Partner shall require each Further Sublicensee and Additional Further Sublicensee to submit such progress reports and audited financial reports to Collaborative Partner which it will summarize and deliver to Licensee. Licensee shall make these reports available to The Regents. Licensee shall require Collaborative Partner to indemnify, defend and hold harmless Licensee against any and all third party personal injury, wrongful death, product liability or product defect claims, suits, actions or proceedings, together with all resulting losses, liabilities, damages, costs, fees and expenses (collectively, “Losses”), resulting from or arising out of Collaborative Partner’s and each Further Sublicensee’s and Additional Further Sublicensee’s (i) exercise of the rights sublicensed by Licensee or (ii) acts or omissions, including without limitation, those relating to the research, development, manufacture, use, marketing, sale or provision of Licensed Products or Licensed Services; except, in each case, to the extent such Losses result from the gross negligence or willful misconduct of Licensee or its directors, officers, employees and agents or the breach by Licensee of any warranty, representation, covenant or agreement made by Licensee in the sublicense with the Collaborative Partner. Licensee shall require that Collaborative Partner agree to indemnification procedures and insurance coverages consistent with the obligations imposed on Licensee by Section 27 of the Agreement. Licensee shall also require Collaborative Partner to obtain comparable indemnification provisions from each Further Sublicensee and each Additional Further Sublicensee. In the event that the Collaborative Partner, a Further Sublicensee or an Additional Further Sublicensee wishes to grant additional sublicenses to those granted in this Section 3.4, The Regents agrees to discuss in good faith with Licensee, Collaborative Partner, Further Sublicensee and/or Additional Further Sublicensee, as appropriate, the need for the additional sublicense. If The Regents determines that the additional sublicense is reasonably needed for the development and commercialization of Licensed Products, then The Regents, at its sole discretion, may grant the appropriate party the right to issue such additional further sublicense. The Regents will not require added monetary consideration for such sublicense other than what is required under the Agreement. In the event that Licensee informs The Regents that it intends to enter into an additional collaboration with a third party whereby the development and commercialization of Licensed Products would benefit from a further sublicensing strategy similar to that granted to the Collaborative Partner hereunder, the parties will discuss in good faith, an amendment to this Agreement to allow for such further sublicensing.”

1.3 Addition of Section 3.5 to the Agreement. Section 3.5 is added to the Agreement:

Within thirty (30) days of the issuance of each of (i) the sublicense granted by Licensee to the Collaborative Partner and the Further Sublicenses granted by the Collaborative Partner to Further Sublicensees, Licensee shall provide The Regents with a copy of such sublicense, with redactions for provisions that do not pertain to the licensed rights hereunder, and deliver all reports due The Regents from such sublicense as set forth in this Agreement. Within thirty (30) days of the issuance of each Additional Further Sublicense granted by Further Sublicensees, Licensee shall provide The Regents with notice of the identity of such Additional Further Sublicensee, a summary of each such sublicense (such summary to include the scope and restrictions of the sublicensed Patent Rights, the term of the sublicensed rights, confirmation that

3.

the reporting, audit and indemnification obligations are consistent with the requirements of this Agreement, evidence that the definition of net sales in such sublicense is consistent with the definition of Net Sales provided in Section 1.17, a summary of the Attributed Income due, if any, to The Regents under the sublicense, Earned Royalties, adequate to be consistent with those due to The Regents under this Agreement, and such additional assurances with respect to such Additional Further Sublicense as are reasonably requested by The Regents), and summarize and deliver all reports due The Regents from the Collaborative Partner, Further Sublicensees and Additional Further Sublicensees as set forth in this Agreement.

1.4 Amendment of Section 15.2 of the Agreement. The following is added to the end of Section 15.2 of the Agreement:

“Notwithstanding the above, for sublicensees issued to the Collaborative Partner, Further Sublicensees and Additional Further Sublicensees (“Collaboration Sublicensees”) as provided for in Section 3.4, in addition to that described above in this Section 15.2, such progress reports will include the following: (i) the identify and number of all Licensed Products under development by Collaboration Sublicensees; (ii) the identity and number of all Collaboration Sublicensees for each Licensed Product in development; and (iii) the activity of such Collaboration Sublicensees.”

1.5 Amendment of Section 16.2 of the Agreement. The following is added to the end of Section 16.2 of the Agreement:

“Notwithstanding the above, in the event that The Regents wishes to inspect the books and records of Licensee or the Collaborative Partner (and the Collaborative Partner shall be responsible for gathering and making available all necessary books and records of its Further Sublicensees and Additional Further Sublicensees, if any), then Licensee shall pay for the costs of one (1) such inspection, such costs not to exceed more than one hundred thousand dollars ($100,000). In the event that an error in payments due to The Regents of more than five percent (5%) of the total payments due for any year is discovered in any examination, then Licensee shall also pay the costs of a follow-up inspection by The Regents, such follow-up inspection not to occur any earlier than one (1) year after any examination conducted under this Agreement. For the avoidance of doubt, The Regents shall not have the right to inspect any books and records of the Collaborative Partner or of its Further Sublicensees or Additional Further Sublicensees, if any, that do not pertain to the Licensed Products and/or Licensed Services.”

2.	MISCELLANEOUS

2.1 Full Force and Effect. This Amendment amends the terms of the Agreement and is deemed incorporated into, and governed by all other terms of, the Agreement. The Agreement shall remain in full force and effect in accordance with its terms except as amended herein.

2.2 Execution by Facsimile. This Amendment may be executed in two counterparts each of which shall be deemed an original, but all of which together shall constitute one and the same instrument, and/or by facsimile, to be followed by duplicate confirming originals.

4.

IN WITNESS THEREOF, the Parties have executed this Amendment in duplicate originals by their authorized officers as of the Amendment Effective Date, as evidenced by the signatures below.

RENOVIS, INC.		THE REGENTS OF THE UNIVERSITY OF CALIFORNIA

By:	/s/ JOHN A. KOLLINS	By:	/s/ PATRICIA ANDERSON COLLEON
Name:	John A. Kollins	Name:	Patricia Anderson Colleon
Title:	VP Business Development	Title:	Executive Director Research Administration and Technology Transfer
Date:	12/22/03	Date:	12/22/03

5.